As filed with the Securities and Exchange Commission on December 1, 2025

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gildan Activewear Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 de Maisonneuve Boulevard West, 33rd Floor
Montréal, Québec
Canada H3A 3J2
(514) 735-2023
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Hanesbrands Inc. Retirement Savings Plan, as Amended and Restated

Hanesbrands Inc. Executive Deferred Compensation Plan, as Amended

Inducement Stock Option Grant Notice and Agreement

Hanesbrands Inc. 2020 Omnibus Incentive Plan, as Amended

(Full Titles of the Plans)

Hanesbrands LLC 101 North Cherry Street, Winston-Salem, NC 27101 (336) 519-8080
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Matthew B. Goodman

Mario Schollmeyer

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

As previously disclosed in the report on Form 6-K filed on August 13, 2025 by Gildan Activewear Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), on August 13, 2025, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Galaxy Merger Sub 2, Inc., a Maryland corporation and direct wholly owned subsidiary of the Registrant (“Second Gildan Merger Sub”), Galaxy Merger Sub 1, Inc., a Maryland corporation and direct wholly owned subsidiary of Second Gildan Merger Sub (“First Gildan Merger Sub”), Hanesbrands LLC (f/k/a Hanesbrands Inc.), a Maryland corporation (“Hanesbrands”), Helios Holdco, Inc., a Maryland corporation and direct wholly owned subsidiary of Hanesbrands (“Hanesbrands Holdco”), and Helios Merger Sub, Inc., a Maryland corporation and direct wholly owned subsidiary of Hanesbrands Holdco (“Hanesbrands Merger Sub”).

On December 1, 2025, upon the terms and subject to the conditions set forth in the Merger Agreement:

1.	Hanesbrands Merger Sub merged with and into Hanesbrands, with Hanesbrands surviving as a direct wholly owned subsidiary of Hanesbrands Holdco;
2.	Hanesbrands converted into a Maryland limited liability company;
3.	First Parent Merger Sub merged with and into Hanesbrands Holdco, with Hanesbrands Holdco surviving as a direct wholly owned subsidiary of Second Parent Merger Sub; and
4.	Hanesbrands Holdco merged with and into Second Parent Merger Sub, with Second Parent Merger Sub surviving as a direct wholly owned subsidiary of the Registrant.

Pursuant to the terms of the Merger Agreement, (i) each option to purchase shares of Hanesbrands common stock, par value $0.01 per share (“Hanesbrands Common Stock”), converted into an option to purchase Registrant common shares (“Registrant Common Shares”) and (ii) each restricted share unit or performance share unit denominated in shares of Hanesbrands Common Stock (a “Hanesbrands RSU” or a “Hanesbrands PSU”, as applicable) converted into a restricted share units denominated in Registrant Common Shares (a “Registrant RSU”) (for Hanesbrands PSUs, fixed at the target level of performance), in each case, after giving effect to the equity award exchange ratio and appropriate adjustments to reflect the consummation of the transactions contemplated by the Merger Agreement. In addition, upon the consummation of the transactions contemplated by the Merger Agreement, each right of any kind, contingent or accrued, to acquire or receive Hanesbrands Common Stock or benefits measured by the value of Hanesbrands Common Stock, and each award of any kind consisting of Hanesbrands Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under Hanesbrands’ benefit plans other than Hanesbrands options, Hanesbrands RSUs and Hanesbrands PSUs, was automatically adjusted to represent a right to acquire or receive benefits, on the same terms and conditions as were applicable immediately prior to the effective time, measured by the value of Registrant Common Shares after giving effect to the equity award exchange ratio and appropriate adjustments to reflect the consummation of the transactions contemplated by the Merger Agreement. Pursuant and subject to the Merger Agreement, the Registrant assumed the converted Hanesbrands equity awards and the other equity-based rights outstanding under the Hanesbrands’ benefit plans. Settlement of any Registrant RSU corresponding to a Hanesbrands RSU or Hanesbrands PSU will be made in Registrant Common Shares purchased by the Registrant on the secondary market.

This Registration Statement on Form S-8 is being filed by the Registrant to register (a) 1,200,000 Registrant Common Shares in respect of the Hanesbrands Inc. 2020 Omnibus Incentive Plan, as amended; (b) 27,999 Registrant Common Shares in respect of the Hanesbrands Inc. Inducement Stock Option Grant Notice and Agreement; (c) 1,000,000 Registrant Common Shares in respect of the Hanesbrands Inc. Retirement Savings Plan, as amended and restated, (d) $18,000,000 of deferred compensation obligations (the “Obligations”) that may be owed to certain eligible executives of the Registrant and its subsidiaries and affiliates under the Hanesbrands Inc. Executive Deferred Compensation Plan and (e) an indeterminate amount of interests to be offered or sold pursuant to the Hanesbrands Inc. Retirement Savings Plan, as amended and restated.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement, as required by Rule 428. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules and regulations):

(a) The Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2024 (the “Annual Report”), filed with the Commission on February 19, 2025;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Form 40-F incorporated by reference herein pursuant to (a) above; and

(c) The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-14830) dated February 24, 2005, under the section entitled “Common Shares” and the description of the Registrant’s Common Shares contained in Exhibit 99.3 to the Registrant’s Annual Report, under the section entitled “Capital Structure” (collectively, the “Common Share Registration Statement”).

The following document filed by Hanesbrands is incorporated herein by reference:

(i) Annual Report on Form 11-K of the Hanesbrands Inc. Retirement Savings Plan for the year ended December 31, 2024, filed with the Commission on June 18, 2025.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, to the extent, if any, designated therein, reports on Form 6-K furnished by the Registrant to the Commission after the date of this Registration Statement and before the filing of any post-effective amendment to this Registration Statement which indicates that all securities offered under this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such document shall not create any implication that there has been no change in the affairs of the Registrant since its date thereof or that the information contained in it is current as of any time subsequent to its date. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The $18,000,000 of deferred compensation obligations (the “Obligations”) being registered under this Registration Statement may be offered to certain eligible executives of the Registrant and its subsidiaries and affiliates under the Hanesbrands Inc. Executive Deferred Compensation Plan (as amended, the “EDCP”). Further amounts may be registered and issued as new or existing participants elect to defer portions of their compensation in subsequent years.

This section summarizes the material terms of the Obligations, and because it is a summary, it does not describe every aspect of the Obligations. This section is subject to and qualified in its entirety by reference to the terms of the EDCP, which is filed as an exhibit to this Form S-8.

The Obligations are general unsecured obligations of the Registrant subject to the claims of its general creditors. The EDCP is considered entirely unfunded for tax purposes.

The amount of compensation deferred by each participant is determined in accordance with the EDCP based on such participant’s deferral elections. The EDCP provides for the investment of each participant’s deferral account in such notional fund(s) or other investment vehicle(s) as the participant may have designated from among various investment options. Each participant’s deferral account is a bookkeeping account, the returns on which are measured by the performance of certain investment benchmarks. However, the Registrant is not obligated to invest in such funds. The investment funds are used only for purposes of crediting or debiting the participants’ deferral accounts with deemed earnings or losses. Participants have no actual investment in these funds.

A participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Except with respect to a domestic relations order that meets the requirements of Section 414(p)(1)(B) of the Internal Revenue Code or as required for purposes of withholding of any tax, no benefits under the EDCP may be subject to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind.

All deferral accounts under the EDCP and any earnings in value thereon will be payable in cash or, with respect to deferrals of Hanesbrands RSUs or cash-based deferrals notionally invested in Hanesbrands Common Stock, Registrant Common Shares purchased by the Registrant on the secondary market and delivered under the Hanesbrands Inc. 2020 Omnibus Incentive Plan, as amended, as applicable, in a single lump sum or in annual installments in accordance with the terms of the EDCP and the participants’ elections. Such amounts will be payable either on the withdrawal date elected by the participant or upon the occurrence of certain events as provided under the EDCP.

The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of any negative pledge or any other affirmative or negative covenant on the part of the Registrant. Neither will the Obligations have the benefit of any lien on any specific property of the Registrant.

The Registrant reserves the right to modify, amend or terminate the EDCP at any time, subject to certain limitations as set forth therein.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Canada Business Corporations Act provides that a corporation may indemnify a director or officer, a former director or officer, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (collectively, an “Indemnified Person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding (other than an action by or on behalf of the Registrant to procure a judgment in its favor) in which the Indemnified Person is involved because of that association with the Registrant or other entity, if the Indemnified Person:

a)    acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

b)    in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

In respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, the Registrant, with the approval of a court, may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by an Indemnified Person in connection with such action, if the Indemnified Person satisfies the conditions set forth above in clauses (a) and (b) above. Notwithstanding the foregoing, an Indemnified Person is entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by such Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which such Indemnified Person is made a party by reason of such Indemnified Person’s association with the Registrant or such other entity, if such Indemnified Person satisfies the conditions set forth above in clauses (a) and (b) above and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such Indemnified Person ought to have done.

The Canada Business Corporations Act and the Registrant’s bylaws authorize the Registrant to purchase and maintain insurance for the benefit of each of its current or former directors or officers and each person who acts or has acted at the Registrant’s request as a director, officer or an individual acting in a similar capacity of the Registrant, or of any subsidiary of the Registrant. The Registrant has also entered into separate indemnity agreements with each of its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Index to Exhibits” at the end of this Registration Statement and is incorporated herein by reference. The Registrant hereby undertakes that it will submit or has submitted the Hanesbrands Inc. Retirement Savings Plan, as amended and restated and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all necessary changes required by the IRS in order to qualify the Hanesbrands Inc. Retirement Savings Plan, as amended and restated.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montréal, Québec, Canada on December 1, 2025.

GILDAN ACTIVEWEAR INC.

By:	/s/ Glenn J. Chamandy
Name:	Glenn J. Chamandy
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Glenn J. Chamandy and Luca Barile (with full power to each of them to act alone), as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign and file with the SEC any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and any and all other documents that may be required in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitutes therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated:

Signature	Title	Date

/s/ Glenn J. Chamandy	President, Chief Executive Officer and Director	December 1, 2025
Glenn J. Chamandy	(Principal Executive Officer)

/s/ Luca Barile	Executive Vice-President, Chief Financial Officer	December 1, 2025
Luca Barile	(Principal Financial Officer)

/s/ Vince Spadafora	Vice President, Principal Accounting Officer	December 1, 2025
Vince Spadafora	(Principal Accounting Officer)

/s/ Michael Kneeland	Chair of the Board of Director	December 1, 2025
Michael Kneeland

/s/ Michener Chandlee	Director	December 1, 2025
Michener Chandlee

/s/ Anne-Laure Descours	Director	December 1, 2025
Anne-Laure Descours

/s/ Ghislain Houle	Director	December 1, 2025
Ghislain Houle

/s/ Mélanie Kau	Director	December 1, 2025
Mélanie Kau

/s/ Peter Lee	Director	December 1, 2025
Peter Lee

/s/ Karen Stuckey	Director	December 1, 2025
Karen Stuckey

Pursuant to the requirements of Section 6(a) of the Securities Act, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Gildan Activewear Inc. in Osprey, Florida, United States on December 1, 2025.

By:	/s/ Michael Kneeland
Name:	Michael Kneeland
Title:	Chair of the Board of Directors, Authorized Representative in the United States

Pursuant to the requirements of the Securities Act, Hanesbrands Inc. Employee Benefits Administrative Committee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Winston-Salem, North Carolina, United States on December 1, 2025.

HANESBRANDS INC. RETIREMENT SAVINGS PLAN

By:	/s/ Virginia Piekarski
Name:	Virginia Piekarski
Title:	Chair, Hanesbrands Inc. Employee Benefits Administrative Committee

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Specimen of Common Share Certificate with Rights Legend (incorporated by reference to Exhibit 2 to the Registrant’s Form 8-A/A filed with the Commission as of February 20, 2020)
4.2	Trust Indenture, dated as of November 22, 2024, between Gildan Activewear Inc. and TSX Trust Company, as Trustee (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed with the Commission as of November 25, 2024)
4.3	First Supplemental Trust Indenture, dated as of November 22, 2024, between Gildan Activewear Inc. and TSX Trust Company, as Trustee (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K filed with the Commission as of November 25, 2024)
4.4	Second Supplemental Trust Indenture, dated as of November 22, 2024, between Gildan Activewear Inc. and TSX Trust Commission, as Trustee (incorporated by reference to Exhibit 99.3 to the Registrant’s Form 6-K filed with the SEC as of November 25, 2024)
4.5	Third Supplemental Trust Indenture, dated as of March 13, 2025, between Gildan Activewear Inc. and TSX Trust Company, as Trustee (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed with the Commission as of March 14, 2025)
4.6	Fourth Supplemental Trust Indenture, dated as of March 13, 2025, between Gildan Activewear Inc. and TSX Trust Company, as Trustee (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K filed with the Commission as of March 14, 2025)
4.7	Fifth Supplemental Trust Indenture, dated as of March 13, 2025, between Gildan Activewear Inc. and TSX Trust Company, as Trustee (incorporated by reference to Exhibit 99.3 to the Registrant’s Form 6-K filed with the Commission as of March 14, 2025)
4.8	Indenture, dated as of October 7, 2025, between Gildan Activewear Inc. and U.S. Bank Trust Company, National Association, as Trustee (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed with the Commission as of October 7, 2025)
4.9	First Supplemental Indenture, dated as of October 7, 2025, between Gildan Activewear Inc., the guarantors party thereto and U.S. Bank Trust Company, National Association, as Trustee (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K filed with the Commission as of October 7, 2025)
5.1	Opinion of Stikeman Elliott LLP (filed herewith)
5.2	Opinion of McDermott Will & Schulte LLP (filed herewith)
23.1	Consent of KPMG LLP related to Annual Report on Form 40-F (filed herewith)
23.2	Consent of Forvis Mazars, LLP related to Annual Report on Form 11-K (filed herewith)
23.3	Consent of Stikeman Elliott LLP (contained in Exhibit 5.1)
23.4	Consent of McDermott Will & Schulte LLP (contained in Exhibit 5.2)
24.1	Power of Attorney of Officers and Directors (included in signature pages to this Registration Statement)
24.2	Power of Attorney of Authorized Representative in the United States (included in signature pages to this Registration Statement)
99.1	Hanesbrands Inc. Retirement Savings Plan, as amended and restated (filed herewith)
99.2	First Amendment of Hanesbrands Inc. Retirement Savings Plan, as amended and restated (filed herewith)
99.3	Second Amendment of Hanesbrands Inc. Retirement Savings Plan, as amended and restated (filed herewith)
99.4	Third Amendment of Hanesbrands Inc. Retirement Savings Plan, as amended and restated (filed herewith)
99.5	Fourth Amendment of Hanesbrands Inc. Retirement Savings Plan, as amended and restated (filed herewith)
99.6	Fifth Amendment of Hanesbrands Inc. Retirement Savings Plan, as amended and restated (filed herewith)
99.7	Hanesbrands Inc. Executive Deferred Compensation Plan, as amended (incorporated by reference from Exhibit 10.11 to Hanesbrands’ Annual Report on Form 10-K filed with the SEC on February 6, 2014)
99.8	Inducement Stock Option Grant Notice and Agreement (incorporated by reference to Exhibit 4.8 to Hanesbrands’ Registration Statement on Form S-8 filed with the Commission on August 3, 2020)
99.9	Hanesbrands Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to Hanesbrands’ Current Report on Form 8-K filed with the Commission on April 29, 2020)
99.10	First Amendment of Hanesbrands Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to Hanesbrands’ Current Report on Form 8-K filed with the Commission on April 27, 2023)
99.11	Second Amendment of Hanesbrands Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to Hanesbrands’ Current Report on Form 8-K filed with the Commission on May 5, 2025)
107	Filing Fee Table (filed herewith)